Exhibit 99.1

Lee Enterprises Adopts Limited-Duration Shareholder Rights Plan

Board Takes Action in Response to Alden’s Unsolicited Proposal to Acquire Lee

Board Committed to Protecting Long-Term Value for All Shareholders

DAVENPORT, Iowa – November 24, 2021 – Lee Enterprises, Incorporated (NASDAQ: LEE), today announced that its Board of Directors has unanimously adopted a limited-duration shareholder rights plan (“Rights Plan”). The Rights Plan is effective immediately.

The limited-duration Rights Plan was adopted in response to an unsolicited and non-binding proposal to acquire the Company made by Alden Global Capital, LLC (“Alden”) on November 22, 2021. In adopting the Rights Plan, the Board noted Alden’s track record of rapidly acquiring substantial control or “negative control” positions in other public companies and its seemingly inconsistent disclosures on its Schedule 13Ds and Form 13Fs filed with the U.S. Securities and Exchange Commission (“SEC”) regarding its purported ownership of Lee’s shares.

The Rights Plan is intended to enable the Company’s shareholders to realize the long-term value of their investment, ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all shareholders an appropriate premium for that control. The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers or preclude the Lee Board from considering offers that are fair and otherwise in the best interest of the Company’s shareholders.

“Consistent with its fiduciary duties, Lee’s Board has taken this action to ensure our shareholders receive fair treatment, full transparency and protection in connection with Alden’s unsolicited proposal to acquire Lee,” said Lee Chairman Mary Junck. “This Rights Plan will provide Lee’s Board and our shareholders with the time needed to properly assess the acquisition proposal without undue pressure while also safeguarding shareholders’ opportunity to realize the long-term value of their investment in Lee.”

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, the Company is issuing one right for each share of common stock as of the close of business on December 6, 2021. The rights will initially trade with Lee common stock and will generally become exercisable only if any person (or any persons acting as a group) acquires 10% (or 20% in the case of certain passive investors) or more of the Company’s outstanding common stock (the “triggering percentage”). The Rights Plan does not aggregate the ownership of shareholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock. Under the Rights Plan, any person which currently owns more than the triggering percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the rights.

The Rights Plan has a one-year term, expiring on November 23, 2022. The Board may consider an earlier termination of the Rights Plan as circumstances warrant.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the SEC.

J.P. Morgan is acting as financial advisor and Kirkland & Ellis LLP and Lane & Waterman LLP are acting as legal advisors to Lee.

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average circulation of 1.0 million, and our legacy website, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Additional Information and Where to Find It

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company’s 2022 Annual Meeting of Shareholders. The Company’s shareholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.lee.net.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s (a) annual report on Form 10-K for the year ended September 27, 2020 filed with the SEC on December 11, 2020 and (b) proxy statement filed with the SEC on January 15, 2021 with respect to the Company’s 2021 Annual Meeting of Shareholders, as amended by the amendment to the proxy statement filed with the SEC on February 11, 2021. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2022 Annual Meeting of Shareholders.

Investor Contact IR@lee.net (563) 383-2100	Media Contact Jamie Tully/Jenny Gore Lee-SVC@sardverb.com